Exhibit 10.1

Letter Agreement dated January 16, 2014 between Jones Lang LaSalle Incorporated and Gregory P. O’Brien

January 16, 2014

Mr. Gregory P. O’Brien

1801 K Street

Washington, D.C. 20006

Dear Greg:

You and we have agreed that you will become the Chief Executive Officer of the Americas operating business (the Americas) of Jones Lang LaSalle Incorporated (JLL and, including its subsidiaries, the Company). In that capacity, you will be an officer of JLL and you will also (1) become a member of the Global Executive Board of JLL (GEB), which is the most senior internal management committee within the JLL group companies and (2) remain an International Director, which is the highest level of officer rank within the JLL group companies. You will report directly to the President and Chief Executive Officer of JLL (the JLL CEO).

You shall have such duties, responsibilities, power and authority as are typically associated with the chief executive officer position for our Americas business and as otherwise may be determined by the Board of Directors of JLL (the JLL Board) or the JLL CEO. During your employment, you shall devote your full time business efforts and energies to the business and affairs of the Company and to the furtherance of its interests. Notwithstanding the foregoing, you may devote reasonable time to other activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, managing personal investments and similar types of activities, to the extent that such other activities do not, in the reasonable judgment of the JLL CEO, inhibit or prohibit the performance of your duties under this letter, or conflict in any material way with the business of the Company.

Your employment in your new role will commence January 16, 2014 (the Employment Commencement Date).

This letter agreement (this Letter) supersedes and replaces in its entirety all other prior agreements and understandings between you and the Company regarding the terms of your employment, whether written or verbal, including without limitation that certain Employment Agreement dated as of July 9, 2008, as subsequently amended (your Employment Agreement). For avoidance of doubt, your compensation in respect of 2013 (including your bonus and any other amounts paid in respect of your performance during 2013) will be determined pursuant to the provisions of your Employment Agreement, and your compensation in respect of your performance during 2014 and beyond will be determined pursuant to this Letter.

Although an officer of JLL, for purposes of payroll, expense reimbursements and benefits, you will be considered an employee of Jones Lang LaSalle Americas, Inc., the principal United States operating subsidiary of JLL.

Annual Base Salary

During your employment, the Company will compensate you with a base salary (Base Salary) at the rate of US$350,000 per annum, payable every other Friday in arrears less applicable payroll deductions. The level of your Base Salary will remain in effect through December 31, 2014, after which it shall be subject to consideration and approval by the Compensation Committee of the JLL Board (the Compensation Committee) in accordance with the procedures it establishes from time to time with respect to the establishment of executive compensation and based on your individual performance, the financial performance of each of the Americas and the Company and market considerations generally. We do not guarantee any compensation increases, and compensation is generally subject to increase (or decrease) based on the above factors.

Target Annual Incentive Bonus

During your employment, you shall be eligible to receive an annual incentive bonus (Annual Bonus) pursuant to JLL’s annual bonus program for the members of the GEB. A portion of each Annual Bonus, as determined by the Compensation Committee, will be delivered in the form of restricted stock units. The payment of each target Annual Bonus shall be subject to approval by the Compensation Committee, and shall be paid, to the extent thereof, subject to year to year variations. Factors included in considering your individual Annual Bonus awards include, without limitation, your performance against specific objective and subjective standards that will be developed between you and the JLL CEO in accordance with our Individual Performance Management Program (known as IPMP), subjective evaluation by the Compensation Committee and the overall performance of the Americas and the Company. A consideration of these factors may lead to your receiving more than, or less than, your target Annual Bonus amount.

It is the Company’s policy to consider bonuses annually. To earn and be paid an Annual Bonus, individuals must generally remain employed by the Company on the date that annual bonuses are paid. If you leave the Company voluntarily for any reason prior to the date that bonuses are paid or if your employment is terminated for cause in our discretion, you will not be paid any part of your Annual Bonus, pro rata or otherwise.

GEB Long-Term Incentive Plan

As a member of the GEB, you will be a participant in the GEB Long-Term Incentive Plan, as it may be amended from time to time (the GEB LTIP). You will be eligible for your first payment (subject to subsequent vesting) in 2015 based on 2014 results.

Benefits

The Company prides itself on being an Employer of Choice. We are committed to supporting our employee’s personal needs in life while achieving business goals. We demonstrate our commitment through flexible work arrangements and a comprehensive benefit program. We offer an “environment of health,” anchored by our “Health Empowerment Program.” You may elect to participate in our benefits program, which includes medical, dental, life, disability insurance, and a 401k savings and retirement plan. In addition, we provide options for wealth creation and life management, including paid holidays and time off as needed and approved, subject to our standard policy for Director-level positions. Details of these benefits are included in the policies and benefits summaries and plan descriptions, copies of which have been made available to you.

Public Disclosures

You understand that JLL will file this letter publicly with the United States Securities and Exchange Commission (SEC) as part of its required disclosures as a public company. This letter may also be disclosed as otherwise required by applicable laws or regulations. You also agree that JLL may make such additional disclosures about you and your compensation from time to time as and to the extent required by applicable laws and regulations and that you will provide JLL with all necessary information (including your JLL stock holdings) upon request. Your position as an executive officer will also require us to publicly file reports about your interests in Jones Lang LaSalle common stock with the SEC.

Expense Reimbursement

You will be authorized to incur reasonable expenses for entertainment, traveling, meals, lodging, and similar items in promoting the Company’s business and for business communication costs, such as cellular phone service, internet service, and a wireless e-mail device and service. The Company will reimburse you for all reasonable expenses so incurred provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

Directors and Officers Insurance and By-Law Indemnification

You will be entitled to coverage under the commercial insurance policies that the Company maintains from time to time with respect to liability for the actions of our Directors and Officers acting in such capacities. In addition, you will be entitled to the indemnification provided under the applicable Company By-Laws. During your employment and following any termination of employment, such coverage and indemnification will be at least as favorable to you as that provided to any other new or continuing JLL officers.

Confidentiality

During your employment with us, you will receive confidential, proprietary or non-public information concerning the Company, its clients and/or employees. This may include pricing, client proposals, compensation structures and performance evaluations, among many other types of information. You agree that:

•	We have given this kind of information to you in strict confidence.
•	You will keep all of it secret and confidential indefinitely.
•	You will not disclose it, directly or indirectly, to anyone else or use it in any way except as we may authorize within the scope of your employment.
•	If at any time you are required by law to disclose such information, you will give reasonable advance notice to the Company before you disclose it.
•	Except as clearly necessary to carry out your job responsibilities, you will not attempt, or provide information to others that would allow them to attempt, to access Jones Lang LaSalle's computer system or those computer systems of the Company’s clients.

Non-Solicitation

As consideration for your employment with us, you agree that while you work for us and for a period of twelve (12) months after your employment with us terminates for any reason, you will not, either directly or indirectly, or on behalf of anyone else:

•	Solicit or induce other Company employees, or independent contractors exclusively retained by the Company, to leave their jobs; or
•	Solicit or induce any clients that have existing or pending transactions or assignments with the Company to discontinue or reduce (i) their transactions or assignments with us or (ii) their consideration of us for pending transactions or assignments.

By accepting our offer of employment, you agree that the above restrictions are fair and reasonable and are reasonably required for the protection of the Company.

Intellectual Property

If you agree to work for us, then by this letter you have agreed to assign to the Company your entire right, title and interest in any invention or idea, patentable or not, that you create or conceive of (i) during your employment by Americas and for six (6) months thereafter and (ii) which relates in any manner to our actual or anticipated business, research or development, or is suggested by or results from any task we assigned to you or any work you performed or on behalf of the Company.

You agree that you will promptly disclose to JLL Legal Services any invention or idea contemplated above, and upon request, you will execute a specific assignment of title to the Company, and do anything else reasonably necessary to enable the Company at its expense to secure a patent therefore in the United States and in foreign countries.

At Will Employment; GEB Participant in Severance Plan

Your employment will not be for a fixed period of time, and it will be “at will.” This means that you or the Company may terminate your employment, or the Company may change the terms and conditions of your employment, at any time, with or without notice or cause.

You will be entitled to severance benefits as a member of the Global Executive Board under our Severance Plan as in effect for our United States employees from time to time, provided that no amendment may reduce any benefit for which you would be eligible under the Severance Plan as in effect on the date of this letter.

Code of Business Ethics; Company Policies

We strongly believe that compliance by its employees with all applicable laws and ethical business practices is critical to our continued success. Accordingly, we will ask you to remain familiar with our Code of Business Ethics and by your execution of this Letter you agree that you will always act in accordance with its provisions. Your compliance with the Code is a condition to your continued employment. If you work for us, you also agree to remain familiar and comply with our personnel policies, including our drug and alcohol, anti-harassment and information security policies. This information is always available on our intranet.

Work Location and Travel

Your role will be based in Washington D.C. All business expenditures are subject to the Company’s travel policy.

Governing Law

This letter shall be governed by and interpreted in accordance with the laws of the State of Illinois, United States, without regard to the choice of law provisions thereof.

We greatly look forward to continuing our highly successful relationship with you and we are confident that in your new role you will add significant value to our organization as you have previously done.

If you wish to accept our offer, please sign this letter and return it to me.

Yours sincerely,

Jones Lang LaSalle Incorporated

By:	/s/ Colin Dyer
Colin Dyer
Chief Executive Officer and President

Accepted By:	/s/ Gregory P. O’Brien
Gregory P. O’Brien

Date:	January 16, 2014